                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                         3COM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 23, 1999

                            ------------------------

To The Stockholders:

    Our Annual Meeting will be held on Thursday, September 23, 1999, at 10:30 a.m. at 3Com's facility at 5400 Bayfront Plaza, Building 5, Santa Clara, California. The purpose of the meeting is to:

    1.  Elect five (5) Class I directors to hold office for a two-year term.

    2. Ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending June 2, 2000.

    3.  Transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on July 26, 1999 are entitled to notice of, and to vote at, this meeting and any adjournments. For ten days prior to the meeting, any stockholder can examine a complete list of the stockholders entitled to vote at the meeting for any purpose germane to the meeting during ordinary business hours at our offices at 5400 Bayfront Plaza, Santa Clara, California 95052-8145.

                                          By Order of the Board of Directors,

                                                  [SIGNATURE]

                                          Mark D. Michael
                                          SECRETARY

August 19, 1999
Santa Clara, California

 IMPORTANT: PLEASE (I) FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POST-PAID ENVELOPE OR (II) VOTE YOUR SHARES TELEPHONICALLY OR USE THE INTERNET AS DESCRIBED IN THE VOTING INSTRUCTIONS TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                                3COM CORPORATION
                              5400 BAYFRONT PLAZA
                       SANTA CLARA, CALIFORNIA 95052-8145

                            ------------------------

                                PROXY STATEMENT

    The board of directors of 3Com Corporation, a Delaware corporation, is soliciting the accompanying proxy for use at our Annual Meeting of Stockholders to be held on Thursday, September 23, 1999, at 10:30 a.m. local time or any adjournment, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at our principal executive offices at 5400 Bayfront Plaza, Building 5, Santa Clara, California. Our telephone number is
(408) 326-5000. The date of this Proxy Statement is August 19, 1999, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to our stockholders.

                              GENERAL INFORMATION

    CERTAIN FINANCIAL INFORMATION. Please note that our consolidated financial statements and related information are included with our 1999 Annual Report to Stockholders, which is enclosed with this Proxy Statement.

    VOTING SECURITIES. Only stockholders of record as of the close of business on July 26, 1999 (the "Record Date") will be entitled to vote at the meeting and any adjournment. As of the Record Date, there were 352,040,006 shares of 3Com common stock outstanding, which figure does not include 7,270,457 shares which were repurchased by 3Com prior to the record date, but which do not yet appear on the records of the transfer agent. Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. There is no cumulative voting in the election of our directors.

    SOLICITATION OF PROXIES. We will pay the cost of soliciting proxies. In addition to soliciting stockholders by mail and through our regular employees, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may use our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. We have also retained Corporate Investor Communications, Inc. to assist in obtaining proxies for the Annual Meeting from brokers, nominees of stockholders and institutional investors. The estimated fee for such services, which is not contingent on the outcome of the voting, is $9,000 plus out-of-pocket expenses.

    VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies through the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you do not indicate a choice on the proxy, your shares will be voted "FOR" all nominees, "FOR" all other proposals described in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. See "Transaction of Other Business." A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by (i) delivering to 3Com's Secretary either a written instrument revoking the proxy or a duly executed proxy with a later date, or (ii) attending the meeting and voting in person.

    QUORUM. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" from or "ABSTAIN" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote on that matter at the Annual Meeting (the "Votes Cast").

    ABSTENTIONS. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Without controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

    BROKER NON-VOTES. We will count broker non-votes in determining the presence or absence of a quorum for the transaction of business, but broker non-votes will not be counted for purposes of determining the number of Votes Cast on a particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

    STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of 3Com's common stock by (i) each director and director-nominee of 3Com; (ii) the Chief Executive Officer and each other executive officer of 3Com included in the Summary Compensation Table; and (iii) all current executive officers and directors of 3Com as a group.

                                                                          PERCENT OF
                                                AMOUNT AND NATURE OF     COMMON STOCK
                    NAME                       BENEFICIAL OWNERSHIP(1)   OUTSTANDING
---------------------------------------------  -----------------------   ------------
James L. Barksdale (2)                                  120,000                *
Gordon A. Campbell (3)                                   90,000                *
Casey G. Cowell (4)                                   1,808,519                *
James E. Cowie (5)                                       70,000                *
David W. Dorman (6)                                     111,000                *
Jean-Louis Gassee (7)                                    60,000                *
Philip C. Kantz (8)                                     124,004                *
Paul G. Yovovich (9)                                    276,150                *
William F. Zuendt (10)                                  407,000                *
Eric A. Benhamou (11)                                 1,777,879                *
Bruce L. Claflin (12)                                   181,541                *
Ralph B. Godfrey (13)                                   159,099                *
Richard W. Joyce (14)                                   272,456                *
Alan J. Kessler (15)                                    176,434                *
Janice Roberts (16)                                     502,107                *
All current directors and executive officers
  as a group (25 persons) (17)                        8,133,653              2.3

------------------------

  *  Less than 1%

 (1) To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Includes 60,000 shares subject to options held by Mr. Barksdale that are exercisable within 60 days of the Record Date.

 (3) Includes 90,000 shares subject to options held by Mr. Campbell that are exercisable within 60 days of the Record Date.

 (4) Includes 45,000 shares subject to options held by Mr. Cowell that are exercisable within 60 days of the Record Date.

 (5) Includes 70,000 shares subject to options held by Mr. Cowie that are exercisable within 60 days of the Record Date.

 (6) Includes 111,000 shares subject to options held by Mr. Dorman that are exercisable within 60 days of the Record Date.

 (7) Includes 60,000 shares subject to options held by Mr. Gassee that are exercisable within 60 days of the Record Date.

 (8) Includes 83,000 shares subject to options held by Mr. Kantz that are exercisable within 60 days of the Record Date.

 (9) Includes 253,750 shares subject to options held by Mr. Yovovich that are exercisable within 60 days of the Record Date.

 (10) Includes 135,000 shares subject to options held by Mr. Zuendt that are exercisable within 60 days of the Record Date.

 (11) Includes 1,366,567 shares subject to options held by Mr. Benhamou that are exercisable within 60 days of the Record Date.

 (12) Includes 180,469 shares subject to options held by Mr. Claflin that are exercisable within 60 days of the Record Date.

 (13) Includes 122,162 shares subject to options held by Mr. Godfrey that are exercisable within 60 days of the Record Date and 6,600 shares owned by Mr. Godfrey's spouse.

 (14) Includes 265,949 shares subject to options held by Mr. Joyce that are exercisable within 60 days of the Record Date and 2,483 shares owned by Mr. Joyce's spouse.

 (15) Includes 176,434 shares subject to options held by Mr. Kessler that are exercisable within 60 days of the Record Date.

 (16) Includes 482,395 shares subject to options held by Ms. Roberts that are exercisable within 60 days of the Record Date.

 (17) Includes 5,278,791 shares subject to options held by 15 non-director executive officers and 10 directors that are exercisable within 60 days of the Record Date.

    As of the Record Date, we did not know of any person who was the beneficial owner of more than 5% of 3Com's common stock.

                             ELECTION OF DIRECTORS

    The number of directors authorized by 3Com's bylaws is to be fixed by the board of directors. The exact number is currently fixed at 10. Our bylaws provide that the directors shall be divided into two classes, with the classes of directors serving for staggered two-year terms. Class I currently has five members. A stockholder may not cast votes for more than five nominees. The five Class I directors to be elected at the 1999 Annual Meeting are to be elected to hold office until the year 2001 Annual Meeting and until their successors have been elected and qualified.

    3Com's nominees for election at the Annual Meeting of Stockholders to Class I of the board of directors are Messrs. Cowell, Dorman, Gassee, Yovovich and Zuendt. If a nominee declines to serve or becomes unavailable for any reason (although the board of directors knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as the board of directors may designate.

VOTE REQUIRED

    If a quorum is present and voting at the Annual Meeting, the five nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

NOMINEES AND OTHER DIRECTORS

    The following table sets forth the name and age of each nominee and each director of 3Com whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of 3Com. Each nominee is currently serving as a director of 3Com.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A TERM EXPIRING IN 2001

                                       PRINCIPAL OCCUPATION                     DIRECTOR
          NAME                        DURING PAST FIVE YEARS              AGE     SINCE
-------------------------  ---------------------------------------------  ---  -----------

Casey G. Cowell            Mr. Cowell has been a private investor since   46       1997
                           June 1997. Mr. Cowell founded U.S. Robotics
                           Corporation ("USR") in 1976 and served as
                           Vice Chairman of 3Com from June 1997 to
                           November 1997. From 1978 until 3Com's
                           combination with USR in June 1997, Mr. Cowell
                           served as Chairman of the Board, Chief
                           Executive Officer and a director of USR. He
                           also served as President of USR from 1978
                           until January 1997.

David W. Dorman            Mr. Dorman has been Chief Executive Officer    45       1995
                           of AT&T-B.T. Global Venture since May 1999.
                           Prior to that, he served as Chief Executive
                           Officer and President of PointCast, Inc., an
                           Internet news service, since November 1997,
                           and as Chairman of PointCast, Inc. since
                           February 1998. Mr. Dorman served as Executive
                           Vice President of SBC Communications, Inc.
                           ("SBC"), a diversified telecommunications
                           company, from August 1997 to November 1997.
                           Mr. Dorman had been President and Chief
                           Executive Officer of Pacific Bell Corporation
                           since July 1994, and Chairman since March
                           1996, until Pacific Bell Corporation was
                           acquired by SBC in August 1997. Prior to

                                       PRINCIPAL OCCUPATION                     DIRECTOR
          NAME                        DURING PAST FIVE YEARS              AGE     SINCE
-------------------------  ---------------------------------------------  ---  -----------

                           that, Mr. Dorman was associated with Sprint
                           Corporation, a communications company, for 13 years, during which time he held several management positions, most recently as
                           President of Sprint Business Services from
                           1993 to 1994. Mr. Dorman is also a director of Scientific Atlanta, Inc., Science
                           Applications International Corp. and E-Tek
                           Dynamics, Inc.

Jean-Louis Gassee          Mr. Gassee is the Chairman of the Board and    55       1993
                           Chief Executive Officer of Be, Incorporated,
                           a personal computing technology company which
                           he founded in October 1990. Mr. Gassee is
                           also a director of Electronics For Imaging,
                           Inc. and Logitech Inc.

Paul G. Yovovich           Mr. Yovovich is a private investor. Mr.        45       1997
                           Yovovich was a director of USR from 1991
                           until 3Com's combination with USR in June
                           1997. Mr. Yovovich served as President of
                           Advance Ross Corporation, an international
                           financial services company, from 1993 to
                           1996. Mr. Yovovich also serves as a director
                           of Focal Communications Corporation, Comarco,
                           Inc., APAC Customer Services and the Van
                           Kampen Open End Funds.

William F. Zuendt          Mr. Zuendt retired from his position as        52       1988
                           President and Chief Operating Officer of
                           Wells Fargo & Company and Wells Fargo Bank in
                           July 1997. Mr. Zuendt joined Wells Fargo in
                           1973. Mr. Zuendt is also a director of Advent
                           Software, Inc.

INCUMBENT CLASS II DIRECTORS SERVING FOR A TERM EXPIRING IN 2000

James L. Barksdale         Mr. Barksdale has been a managing partner at   56       1987
                           The Barksdale Group since he founded it in
                           April 1999. Prior to that, he served as
                           President, Chief Executive Officer and a
                           director of Netscape Communications
                           Corporation, an Internet browser company,
                           from January 1995 to April 1999. Previously,
                           Mr. Barksdale had been President and Chief
                           Executive Officer of AT&T Wireless Services
                           since September 1994. From 1992 to September
                           1994, Mr. Barksdale had been employed as the
                           President and Chief Operating Officer of
                           McCaw Cellular Communications, Inc., and from
                           1979 to 1992 by Federal Express Corporation.
                           Mr. Barksdale also serves as a director of
                           Robert Mondavi Corporation, Sun Microsystems,
                           Inc., America Online, Inc., Liberate
                           Technologies, Homegrocer.com, Inc. and
                           Respond.com, Inc.

Eric A. Benhamou           Mr. Benhamou has been 3Com's Chief Executive   43       1990
                           Officer since September 1990 and also served
                           as 3Com's President from April 1990 through
                           August 1998. Mr. Benhamou has been 3Com's
                           Chairman of the Board of Directors since July
                           1994. Mr. Benhamou served as 3Com's Chief
                           Operating

                                       PRINCIPAL OCCUPATION                     DIRECTOR
          NAME                        DURING PAST FIVE YEARS              AGE     SINCE
-------------------------  ---------------------------------------------  ---  -----------

                           Officer from April 1990 through September
                           1990. From October 1987 through April 1990,
                           Mr. Benhamou held various general management positions within 3Com. Mr. Benhamou also serves as Chairman of the Board of Cypress
                           Semiconductor, Inc., and as a director of Legato Systems, Inc. Mr. Benhamou is a member of President Clinton's Information Technology
                           Advisory Council.

Gordon A. Campbell         Mr. Campbell is the founder and, since 1993,   55       1990
                           has been President and Chairman of the Board
                           of Techfarm, Inc., a company formed to launch
                           technology-based start-up companies. Mr.
                           Campbell was the founder of Chips and
                           Technologies, Inc., a company that designs
                           and distributes very large scale integrated
                           circuit products, and served as its President
                           and Chief Executive Officer from December
                           1984 until November 1993, and as its Chairman
                           of the Board from December 1984 until
                           November 1995. Mr. Campbell also serves as a
                           director of Bell Microproducts, Inc., and as
                           Chairman of the Board of 3D/Fx Interactive
                           Inc.

James E. Cowie             Mr. Cowie has been a general partner of        44       1997
                           Frontenac Company, a private equity
                           investment firm, since 1989. Mr. Cowie served
                           as a director of USR from March 1994 until
                           3Com's combination with USR in June 1997, at
                           which time he became a director of 3Com.

Philip C. Kantz            Mr. Kantz has been President, Chief Executive  55       1992
                           Officer and a director of TAB Products Co., a
                           provider of automated file management
                           systems, since January 1997. He served as
                           President, Chief Operating Officer and a
                           director of Trans Ocean Ltd., a privately
                           held transportation equipment leasing
                           company, from October 1995 to October 1996.
                           In 1995, he served as President and Chief
                           Executive Officer of The Sandros Enterprise,
                           a private consulting firm. From February 1994
                           to January 1995, he served as President,
                           Chief Executive Officer and a director of
                           Transcisco Industries, Inc., an industrial
                           services company. From October 1992 through
                           September 1993, Mr. Kantz served as President
                           and Chief Executive Officer of Genetrix, Inc.
                           Mr. Kantz also serves as a director of
                           Franklin Opthalmic Instruments Co., Inc.

BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended May 28, 1999, our board of directors held eight meetings, which included four regular meetings, two special meetings and two strategy planning meetings. We currently have an audit committee and a compensation committee. We do not have a nominating committee or a committee performing the similar functions of a nominating committee.

    During fiscal 1999, our audit committee met four times. The audit committee makes recommendations to the board of directors regarding engagement of our independent public accountants, approves services rendered by such accountants, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. Messrs. Cowie, Dorman and Zuendt constitute the audit committee.

    During fiscal 1999, our compensation committee met nine times. Eric A. Benhamou, Chairman and Chief Executive Officer, often attends meetings of the compensation committee, but is not a member of the committee and is not entitled to vote. The compensation committee reviews salaries and other compensation arrangements for 3Com officers and other key employees, reviews the administration of our stock option and stock purchase plans, and advises the board of directors on general aspects of our compensation and benefit policies. Messrs. Kantz and Yovovich constitute the compensation committee. For additional information concerning the compensation committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

    During fiscal 1999, Mr. Barksdale attended fewer than 75% of the total number of meetings of the board of directors. Also, Mr. Cowie attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the audit committee.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of
(i) 3Com's Chief Executive Officer, and (ii) the five other most highly compensated executive officers of 3Com (based on salary plus bonus for fiscal
1999) who were serving as such at the end of fiscal 1999:

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION                  LONG-TERM COMPENSATION AWARDS
                                              --------------------------------      ----------------------------------------
                                                                 OTHER ANNUAL       RESTRICTED STOCK          SECURITIES
             NAME AND                FISCAL    SALARY    BONUS   COMPENSATION            AWARDS           UNDERLYING OPTIONS
        PRINCIPAL POSITION            YEAR      ($)     ($)(1)        ($)                 ($)                    (#)
-----------------------------------  ------   --------  -------  -------------      ----------------      ------------------
Eric A. Benhamou                      1999    $750,000       --          --                   --               273,425
  Chairman and Chief Executive        1998     742,500  $75,008          --                   --               117,000
  Officer                             1997     645,789   42,381          --                   --               150,000

Bruce L. Claflin                      1999     528,127       --    $320,559(3)                --               770,000
  President and Chief Operating       1998          --       --          --                   --                    --
  Officer (2)                         1997          --       --          --                   --                    --

Ralph B. Godfrey                      1999     443,750       --          --                   --                84,675
  Senior Vice President, e-Commerce   1998     350,000   28,593          --                   --               118,000
                                      1997     299,299       --          --             $827,500(4)                 --

Richard W. Joyce                      1999     406,165       --          --                   --               111,335
  Senior Vice President, Worldwide    1998     266,240   21,985          --                   --               159,250
  Sales                               1997     285,598       --          --                   --                60,000

Alan J. Kessler                       1999     400,000       --          --                   --                83,500
  President, Palm Computing,          1998     395,833   29,673          --                   --                52,000
  Inc. (5)                            1997     330,476   21,158          --                   --                72,000

Janice Roberts                        1999     400,000       --          --              420,938(6)            113,835
  Senior Vice President, Marketing    1998     383,333   26,666          --                   --                70,000
  and Business Development            1997     287,334   61,130          --                   --                60,000

------------------------

(1) The amount shown includes payments made under 3Com's company-wide profit-sharing plan known as 3BONUS or 3SHARE. Under that plan, 3Com expensed approximately two and one-half percent of our income before taxes in fiscal 1999, three and one-half percent of our income before taxes in fiscal 1998 and three percent of our income before taxes in fiscal 1997, after adjustments for certain unusual or nonrecurring income or expense items. We distributed these amounts at six-month intervals to all employees worldwide (other than those who are paid commissions), including executive officers, with the individual payments determined pro rata based on salary level. None of the 3Com executives received payments from the 3BONUS plan in fiscal 1999.

(2) In August 1998, Bruce Claflin began serving as President of 3Com, succeeding Mr. Benhamou, who continues to serve as Chairman of the Board and Chief Executive Officer.

(3) Includes $294,632 which represents the loss realized by 3Com on the sale of Mr. Claflin's house in connection with his relocation.

(4) Represents the value of 20,000 shares of restricted stock received by Mr. Godfrey on August 1, 1996. The closing price of 3Com's stock on that day was $41.375. The restricted stock vests in equal annual increments over a four
    (4) year period.

(5) Prior to June 24, 1999, Mr. Kessler was our Senior Vice President of Global Customer Service.

(6) Represents the value of 15,000 shares of restricted stock received by Ms. Roberts on July 22, 1998. The closing price of 3Com's stock on that day was $28.0625. The restricted stock vests in equal annual increments over a four
    (4) year period.

    The following table provides information concerning grants of options to purchase our common stock made during fiscal 1999 to the executive officers listed in the Summary Compensation Table:

                          OPTION GRANTS IN FISCAL 1999

                                                         INDIVIDUAL GRANTS
                                     ----------------------------------------------------------
                                                      % OF TOTAL                                  POTENTIAL REALIZABLE VALUE
                                       NUMBER OF       OPTIONS                                    AT ASSUMED ANNUAL RATES OF
                                      SECURITIES      GRANTED TO                                   STOCK PRICE APPRECIATION
                                      UNDERLYING     EMPLOYEES IN   EXERCISE PRICE                    FOR OPTION TERM(4)
                                        OPTIONS      FISCAL YEAR      PER SHARE      EXPIRATION   --------------------------
               NAME                  GRANTED(#)(1)     1999(2)        ($/SH)(3)         DATE         5% ($)       10% ($)
-----------------------------------  -------------   ------------   --------------   ----------   ------------  ------------

Eric A. Benhamou                         175,000             *         $24.0000        6/1/08     $  2,641,357  $  6,693,718
                                          54,675             *          25.5000        9/1/08          876,813     2,222,016
                                          43,750             *          38.6875      11/30/08        1,064,453     2,697,534
Bruce L. Claflin                         560,000        2.9569          28.8750       7/13/08       10,169,226    25,770,816
                                         140,000             *          28.0625       7/22/08        2,470,770     6,261,416
                                          21,875             *          25.5000        9/1/08          350,805       889,009
                                          48,125             *          38.6875      11/30/08        1,170,899     2,967,287
Ralph B. Godfrey                          52,500             *          24.0000        6/1/08          792,407     2,008,116
                                          20,050             *          25.5000        9/1/08          321,538       814,841
                                          12,125             *          38.6875      11/30/08          295,006       747,602
Richard W. Joyce                          70,000             *          24.0000        6/1/08        1,056,543     2,677,487
                                          23,835             *          25.5000        9/1/08          382,237       968,665
                                          17,500             *          38.6875      11/30/08          425,781     1,079,013
Alan J. Kessler                           52,500             *          24.0000        6/1/08          792,407     2,008,116
                                          17,875             *          25.5000        9/1/08          286,658       726,448
                                          13,125             *          38.6875      11/30/08          319,336       809,260
Janice Roberts                            70,000             *          24.0000        6/1/08        1,056,543     2,677,487
                                          23,835             *          25.5000        9/1/08          382,237       968,665
                                          20,000             *          38.6875      11/30/08          486,607     1,233,158

------------------------

 *  Less than 1%

(1) All of the above options are subject to the terms of our 1983 Stock Option Plan (the "1983 Option Plan") or 1994 Stock Option Plan (the "1994 Option Plan") and are exercisable only as they vest. The options granted to each executive officer vest and become exercisable in equal annual increments over a four (4) year period provided the optionee continues to be employed by us.

(2) Based on a total of 18,938,977 shares granted to all employees in fiscal
    1999.

(3) All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

(4) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent our estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holders' continued employment through the vesting period.

    The following table provides the specified information concerning option exercises during fiscal 1999 and the exercisable and unexercisable options held as of May 28, 1999, by the executive officers listed in the Summary Compensation
Table:

                   AGGREGATED OPTION EXERCISES IN FISCAL 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                        SHARES                       OPTIONS AT 5/28/99 (#)            5/28/99(1) ($)
                                     ACQUIRED ON       VALUE       ---------------------------   --------------------------
               NAME                  EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-----------------------------------  ------------   ------------   -----------   -------------   -----------  -------------
Eric A. Benhamou                       200,000       $ 8,625,498     1,162,398      516,175      $15,530,295    $678,786
Bruce L. Claflin                            --                --            --      770,000               --      39,648
Ralph B. Godfrey                            --                --        50,524      222,175          310,573     403,997
Richard W. Joyce                        60,000         2,039,217       151,678      329,273           89,770     526,951
Alan J. Kessler                         30,000           810,894        98,840      187,500               --     206,305
Janice Roberts                              --                --       390,436      232,335        3,918,254     275,076

------------------------

(1) Based on a fair market value of $27.3125 per share as of May 28, 1999, the closing sale price of our common stock on that date as reported by the Nasdaq National Market System.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

    We have entered into Management Retention Agreements with Mr. Benhamou, Mr. Claflin, Mr. Godfrey, Mr. Joyce, Mr. Kessler and Ms. Roberts and other senior executives of 3Com. Under the terms of these agreements, if, within 24 months in the case of Messrs. Benhamou and Claflin (or 12 months in the case of the other officers) of a Change of Control, one of these officers is involuntarily terminated other than for cause or voluntarily terminates his or her employment for good reason, he or she will receive: (i) a lump-sum payment equal to 200% (in the case of Messrs. Benhamou and Claflin) or 100% (in the case of the other officers) of such officer's annual base salary and target bonus, based on reaching 100% of the target; (ii) continued coverage of such officer's benefits until the earlier of two years from the date of termination or the officer receives comparable benefits from another employer; (iii) a bonus payment equal to the pro-rata share of his or her target bonus; and (iv) the acceleration in full of his or her stock options. If such officer's employment is terminated for any other reason, the officer will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under 3Com's then existing severance or benefit plans or pursuant to any other written agreement. If the benefits provided under the agreement constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Messrs. Benhamou and Claflin shall receive (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the taxes arising as a result of such payments, and the other officers shall either pay the excise tax or have their benefits reduced so that the excise tax is not triggered, whichever is economically superior to them.

    As defined in the agreements, a "Change in Control" means: (i) the acquisition by any person of 50% or more of the total voting power of our then outstanding securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of 3Com where the outstanding securities immediately prior thereto no longer represent at least 50% of the voting power immediately after such merger or consolidation; (iv) a change in the composition of the board of directors during any two consecutive years, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office not in connection with a transaction described in (i) through
(iii) above; or (v) the sale or disposition to third parties (other than pursuant to a spin-off or similar transaction) of all or substantially all of any major business division. Moreover, we have entered into similar agreements with other executive officers that provide lesser benefits upon similar trigger events.

    Options granted under the 1994 Option Plan contain provisions pursuant to which outstanding options must either become fully vested and immediately exercisable prior to a "transfer of control" transaction or must be assumed in the transaction, and all unexercised options terminate to the extent they are not assumed upon such "transfer of control" as defined under the 1994 Option Plan. For purposes of the 1994 Option Plan, a transfer of control is a change in ownership in which our stockholders immediately prior to the ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in our voting stock after the ownership change.

    Options granted under the 1983 Option Plan and the 1994 Option Plan have their vesting accelerated as to 50% of the unvested shares subject thereto if an executive or employee optionee is terminated without cause within 12 months after a "transfer of control" transaction.

    Options granted under the 3Com Corporation Director Stock Option Plan (the "Director Plan") contain provisions pursuant to which all outstanding options granted under the Director Plan will become fully vested and immediately exercisable upon a merger or acquisition of 3Com where 3Com is not the survivor or upon the sale of substantially all of the assets of 3Com.

    In fiscal 1999, we made severance payments pursuant to employment agreements with Richard Edson and Ross W. Manire, former employees of 3Com.

COMPENSATION OF DIRECTORS

    Members of the board who are not 3Com employees received an annual retainer during fiscal 1999 as follows: lead director of the board: $30,000; audit committee members: $25,000 each; compensation committee members: $25,000 each; other directors: $20,000 each; plus reimbursement of travel expenses by members of the board who reside outside of the local area.

    Outside directors receive options to purchase common stock pursuant to the Director Plan. The Director Plan provides for the initial automatic grant of an option to purchase shares of our common stock to each director of 3Com who is not a 3Com employee ("outside director"), with a maximum of 60,000 shares to be subject to each such option (or 80,000 shares for the "lead" director). In addition, each outside director is automatically granted an option to purchase shares of our common stock upon becoming a member of the audit or compensation committee, with a maximum of 24,000 shares to be subject to each such option. The actual number of shares to be subject to the options granted for board of directors and committee service is established by the board of directors. All options have a five-year term, are immediately exercisable (subject to 3Com's right to repurchase any unvested shares) and vest over two years as long as the option holder continues to serve on the board of directors or a committee. An additional option to purchase the number of shares of our common stock then established by the director stock option committee is automatically granted to each outside director following the vesting in full of the option previously received. During fiscal 1999, options were granted under the Director Plan for the following number of shares and at the exercise prices shown: Mr. Campbell:
30,000 shares at a per share exercise price of $30.4375; Mr. Dorman: 5,000 shares at a per share exercise price of $30.4375; and Mr. Zuendt: 45,000 shares at a per share exercise price of $30.4375.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1999, Messrs. Kantz and Yovovich served as members of the compensation committee of 3Com's board of directors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish 3Com with copies of all Section 16(a) forms filed by such persons.

    Based on our review of such forms furnished to us and written representations from certain reporting persons, we believe that, with the following exceptions, all filing requirements applicable to our executive officers, directors and more than 10% Stockholders were complied with during fiscal 1999: John F. McClelland and Steve Rowley each failed to file their Form 3 on a timely basis.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    In the current business environment, 3Com faces intense competition for executives who can master the unique challenges and opportunities of the converged networking market. Our compensation program's goals are to:

    - enable us to attract, retain and motivate highly-qualified executive officers who can provide operational and strategic excellence that will produce on-going success;

    - align compensation for the executive officers with 3Com's business objectives and performance; and

    - align incentives for executive officers with the interests of stockholders to maximize stockholder value.

    In designing executive compensation for fiscal 2000, we retained an outside consultant to perform a comprehensive assessment of compensation for our Chief Executive Officer and other executive officers. The services rendered by the consultant to the compensation committee included surveying competitors' practices, assessing the mix of compensation components relative to competitive practices, evaluating the linkage between pay and performance, and recommending compensation strategies.

    We emphasize performance-based compensation that is competitive with the marketplace, and the importance of clearly communicating performance objectives. We annually review our compensation practices by comparing them to surveys of other companies against which we compete in business or for talent, and other companies of comparable size and complexity. We then set objective compensation parameters based on this review.

    Our compensation program for all employees includes both cash-and equity-based elements. Because it is most directly linked to our stockholders' interests, equity-based compensation is emphasized in the design of our compensation programs. Consistent with competitive practices, we also use a cash bonus plan based on achievement of financial performance objectives. However, for fiscal 1999, we emphasized long-term equity incentives and did not provide a cash bonus program for executives. In fiscal 2000, 3Com executives will participate in a short-term cash bonus incentive targeted at market median levels.

CASH COMPENSATION

    SALARY. We set a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group, including competing companies similar in size and companies against which we compete in business or for talent. Base pay is targeted between the midpoint and the 60th percentile of market on the basis of external salary data from independent surveys. We set individual salaries for each executive officer relative to this range based on sustained individual performance, contribution to our results, and internal comparison of duties and responsibilities.

    CASH BONUS. We did not provide any cash bonus program for executives in fiscal 1999 because the substitution of an equity bonus opportunity provided greater focus on delivering long-term results. In order to recruit, retain and motivate executives with market-competitive incentives in the current business environment, in fiscal 2000, there will be a cash bonus program for executives, based on performance, which will be targeted at market median levels.

EQUITY-BASED COMPENSATION

    Options granted to executive officers are subject to vesting over time. Initial or "new-hire" options are typically granted to executive officers when they first join 3Com. Thereafter, options may be granted to each executive officer if specified performance goals are achieved ("performance options"). The relevant performance goals and range of potential option grants are established by the board of directors and communicated early in each fiscal year. Performance options focus the efforts of executive officers on achieving our critical operational targets, including revenue performance and earnings per share, that will enhance our value in the marketplace. All options that we grant are issued with an exercise price at the then-current fair market value and thus become valuable and exercisable only if the executive officer continues to serve at 3Com and the price of our stock subsequently increases.

    In order to enhance retention of key executives, we changed the timing of fiscal 1999 performance option grants. Half of the target grants for this program were awarded at the beginning of the fiscal year. Additional option grants could be earned and awarded on the basis of achieving revenue and earnings per share targets for each quarter during the fiscal year. The number of additional options granted depended upon the percentage of the performance objectives that were achieved by the officers and the company. For fiscal 2000, we will continue the same grant pattern and practice, based on targets for revenue and economic value added.

    In fiscal 1999, executive bonus option grants were awarded for the first, second and fourth quarters.

CEO COMPENSATION

    The Chief Executive Officer's salary and performance stock option grants follow the policies set forth above. Mr. Benhamou's base salary for fiscal 1999 was $750,000. For fiscal 2000, Mr. Benhamou's base salary will continue to be $750,000, and any cash bonus compensation in fiscal 2000 will be based upon achieving performance objectives as set forth in the executive cash bonus plan. For fiscal 2000, Mr. Benhamou's target annual incentive will be consistent with market cash incentives. Mr. Benhamou's compensation package was designed to be strongly aligned with the interests of stockholders by making his short-term cash incentives and long-term equity incentives directly tied to achieving specific targets.

                                          THE COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Philip C. Kantz
                                          Paul G. Yovovich

                        COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the cumulative total return on our common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Technology Sector Index (1) for the period commencing on May 31, 1994 and ending on May 28, 1999 (fiscal year end)(2).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                3COM CORPORATION    S&P 500   S&P TECHNOLOGY SECTOR
May 31, 1994                 $100       $100                    $100
May 31, 1995                 $272       $120                    $144
May 31, 1996                 $419       $154                    $191
May 31, 1997                 $413       $200                    $277
May 31, 1998                 $216       $261                    $346
May 28, 1999                 $232       $316                    $561

                       DATA POINTS FOR PERFORMANCE GRAPH

                                                      MAY 31,               MAY 28,
                                          -------------------------------   -------
                                          1994  1995   1996   1997   1998    1999
                                          ----  ----   ----   ----   ----   -------
3Com                                      100   272    419    413    216      232
S&P 500                                   100   120    154    200    261      316
S&P Technology Sector                     100   144    191    277    346      561

------------------------

(1) The S&P Technology Sector Index was previously called the S&P High Tech Composite Index.

(2) Assumes that $100.00 was invested on May 31, 1994 in our common stock and each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. On August 16, 1994, we effected a 2-for-1 stock split (payable in the form of a 100% stock dividend) on each outstanding share. On August 4, 1995, we effected a further 2-for-1 stock split (payable in the form of a 100% stock dividend) on each outstanding share. Our cumulative total return for the fiscal years prior to the stock split has been adjusted to take into account the stock splits. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The board of directors has selected Deloitte & Touche LLP as our independent public accountants for the fiscal year ending June 2, 2000. Deloitte & Touche LLP has acted in this capacity since its appointment in fiscal 1980. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

    In the event ratification by the stockholders of the appointment of Deloitte & Touche LLP as our independent public accountants is not obtained, the board of directors will reconsider such appointment.

VOTE REQUIRED

    The affirmative vote of a majority of the Votes Cast is required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 2, 2000.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    Proposals of stockholders that are intended for inclusion in our proxy statement relating to the 2000 Annual Meeting of Stockholders must be received by us at our offices at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, not later than June 23, 2000, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in our proxy statement for that meeting. Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under "Transaction of Other Business."

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

    Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to us, or mailed and received by us, not later than 90 days prior to the next Annual Meeting (under the assumption that the next Annual Meeting will occur on the same calendar day as the day of the most recent Annual Meeting). As to each proposed matter, the notice must include the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our stock that are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

                                          By Order of the Board of Directors

                                                  [SIGNATURE]

                                          Mark D. Michael
                                          SECRETARY

August 19, 1999

700202-001
1610-PS-99

                                3COM CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

     The undersigned hereby appoints Eric A. Benhamou and Mark D. Michael, and either of them, as proxyholders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of 3Com Corporation, to be held at 5400 Bayfront Plaza, Building 5, Santa Clara, California 95052-8145 on Thursday, September 23, 1999 at 10:30 a.m., local time, and at any continuation or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated August 19, 1999, and a copy of 3Com's 1999 Annual Report to Stockholders. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of 3Com, gives notice of such revocation.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR EACH NOMINEE SET FORTH BELOW, FOR THE RATIFICATION OF ACCOUNTANTS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

   /X/ Please mark votes
       as in this example.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

     1.   Election of five Class I
          directors to serve a
          two-year term expiring
          in 2001.

Nominees:

     Casey G. Cowell
     David W. Dorman
     Jean-Louis Gassee
     Paul G. Yovovich
     William F. Zuendt

                FOR         WITHHELD
           all nominees     from all
                            nominees
                / /           / /




/ / _________________________________________
For all nominees except those written on the line above.


2. To ratify the appointment of Deloitte &      FOR     AGAINST      ABSTAIN
   Touche LLP as independent public             / /       / /          / /
   accountants for the fiscal year ending
   June 2, 2000.

3. With discretionary authority, upon such      FOR     AGAINST      ABSTAIN
   other matters as may properly come           / /       / /          / /
   before the meeting.






Please date and sign exactly as your name or names appear herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.


PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature: _______________________________________   Date:______________________


Signature: _______________________________________   Date:______________________

                                                                     [3COM LOGO]

      VOTING INSTRUCTIONS FOR BENEFICIAL STOCKHOLDERS OF 3COM CORPORATION
                             YOUR VOTE IS IMPORTANT

VOTE BY INTERNET:                               VOTE BY TELEPHONE:

It's fast and convenient.                       It's fast and convenient.

The web site address is                         Call toll free on a touch tone phone using the
http://www.proxyvote.com                        800 number shown on your Proxy Card.

FOLLOW THESE FOUR EASY STEPS:                   FOLLOW THESE FOUR EASY STEPS:

1.  Read the accompanying Proxy Statement.      1.  Read the accompanying Proxy Statement and
                                                    Proxy Card.

2.  Go to http://www.proxyvote.com              2.  Call the toll free number shown on your
                                                Proxy Card.

3.  Enter your 12 digit control number listed   3.  Enter your 12 digit control number listed
    on your Proxy Card.                         on your Proxy Card.

4.  Follow the instructions shown.              4.  Follow the recorded instructions.

PLEASE DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.